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Exhibit 21.


                          SUBSIDIARIES OF THE COMPANY


         a)       M2B World Pte Ltd, a Singapore corporation.

         b)       M2B World Inc., a Nevada corporation

         c)       M2B Game World Pte Ltd, a Singapore corporation

         d)       Amaru Holdings Limited, a BVI corporation.

         e)       M2B Commerce Limited, a BVI corporation.